Exhibit 10.1

CLEVELAND BIOLABS, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 4th day of April, 2013, and effective as of the 1st day of April, 2013, is entered into by Cleveland Biolabs, Inc., a Delaware corporation with its principal place of business at 73 High Street, Buffalo, NY 14203 (and together with its subsidiaries, affiliates, successors or assigns the “Company”), and Dr. Jean Viallet (the “Executive”).

PRELIMINARY RECITALS

A.The Company, among other things, is engaged in the business of conducting research and development of new pharmaceuticals in the field of cancer treatment and that provide protection for cells against harmful radiation (the “Business”).

B.Executive has been offered a position to serve as the Company’s Chief Development Officer.

C.The Company and Executive desire to formally state the terms of said employment and set forth the terms and conditions of Executive’s employment with the Company in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Employment.

1.1  Engagement; Duties and Powers. The Company agrees to employ Executive, and Executive agrees to accept employment with the Company, as Chief Development Officer for the Term and in accordance with the terms and conditions of this Agreement. During the Term, Executive shall serve as the Company’s Chief Development Officer and shall have such responsibilities, duties and authorities, and shall render such services of an executive and administrative character or act in such other capacity for the Company and its affiliates, as the board of directors of the Company (the “Board”) shall from time to time lawfully direct. Executive shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability, in a trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company. Executive acknowledges that his duties and responsibilities hereunder will require his full business time and best efforts and agrees that, during the Term, he will not engage in any other business activity or have any business pursuits or interests which materially interfere or conflict with the performance of his duties hereunder, provided, that nothing in this Section 1.1 shall be deemed to prohibit Executive from making Permitted Investments. Executive may accept positions on grant panels, boards of directors, and act as a consultant for compensation with the permission of the Board.

1.2  Term. The engagement of Executive under this Agreement shall begin on April 1, 2013 (“Start Date”) and shall continue for one (1) year (the “Initial Period”) unless extended as provided in this Section 1.2. Thereafter, the term of this Agreement shall automatically renew and extend for additional consecutive one-year periods (“Renewal Periods”) unless one of the parties shall deliver a written notice of termination to the other party at least sixty (60) days prior to the expiration of the Initial Period or any Renewal Period. The Initial Period through the then current Renewal Period, if any, is hereinafter referred to as the “Term.” Notwithstanding anything to the contrary contained herein, the Term is subject to termination pursuant to Section 1.3.

1.3  Termination.

(a)  If Executive dies during the Term, this Agreement shall automatically terminate on the date of Executive’s death.

(b)  The Company may terminate Executive’s employment hereunder upon written notice to Executive at any time (i) due to the Permanent Disability of Executive or (ii) for Cause or without Cause, for any or no reason. Such termination shall be effective upon the date of service of such notice pursuant to Section 14.6.

For purposes of this Agreement, “Cause” means the occurrence of any of the following events, as determined in the reasonable good faith judgment of the Board:

(i)  the failure of Executive to perform his duties hereunder or comply with reasonable directions of the Board which continues for ten (10) days after the Board has given written notice to Executive, specifying in reasonable detail the manner in which Executive has failed to perform such duties or comply with such directions;

(ii)  the determination by the Board in the exercise of its reasonable judgment that Executive has committed an act or acts constituting (a) a felony, (b) dishonesty or disloyalty with respect to the Company or (c) fraud;

(iii)  the determination by the Board in the exercise of its reasonable judgment that Executive has committed an act, or has failed to take action, which act or failure to take action adversely affects the Company’s business or reputation;

(iv)  the breach, non-performance or non-observance of any of the terms of this Agreement (other than as described in clause (i) above) or any other agreement to which Executive and the Company are parties, by Executive, if such breach, non-performance or non-observance shall continue beyond a period of ten (10) business days immediately after written notice thereof by the Company to Executive; or

(v)  notwithstanding clause (iv) above, immediately upon any breach of the Restrictive Covenants.

(c)  Executive may terminate this Agreement and resign from his Employment hereunder upon not less than sixty (60) days prior written notice to the Company.  Executive may resign for “Good Reason” if:  (i) there is a change in his position with Company which entails materially reduced responsibilities or base pay; or (ii) Executive’s primary place of employment is relocated from the metropolitan area in which it is located at the time of such resignation, provided and only if such change, reduction or relocation is effected by Company without Executive’s prior consent.

Executive shall be deemed to have a “Permanent Disability” for purposes of this Agreement if he suffers a physical or mental illness, injury or infirmity that prevents him from performing, with or without reasonable accommodations, his essential job functions under this Agreement, for a total period of 120 days in any 360-day period. The Board shall determine, according to the facts then available, whether and when the Permanent Disability of Executive has occurred. Such determination shall not be arbitrary or unreasonable, and the Board may, but shall not be required to, take into consideration the opinion of Executive’s personal physician, if reasonably available, and such determination by the Board shall be final and binding on the parties hereto.

1.4           Location.  Executive may, at his option, be based in or around Malvern, PA.  Company will provide office space, including phone and network access, for Executive in Malvern, PA.  Executive agrees that he may be required to travel to and work from Company headquarters from time-to-time and agrees to accommodate any such reasonable requests.

2.  Compensation and Benefits.

2.1  Base Salary. As consideration for the services of Executive hereunder, the Company shall pay Executive an annual base salary of $350,000 (the “Base Salary”), payable in accordance with the Company’s customary payroll practices as in effect from time to time. Notwithstanding the foregoing, during the period beginning on and including January 1, 2014 and for each year during the Term thereafter, the Board, in its sole discretion, may elect to cause the Company to adjust the Executive’s Base Salary by an amount to be determined by the Board in its sole judgment based upon Executive’s and the Company’s performance and the achievement of the other goals and objectives approved by the Board for such year.

2.2  Stock Options.  Executive shall be granted an option to purchase 100,000 shares of the Company’s common stock (NASDAQ: CBLI).  The stock options will be granted as of Executive’s Start Date and will have the following parameters:

(a)  The per-share price of the stock option will be the fair market value as determined per the Cleveland BioLabs, Inc. Guidelines for Equity Awards;

(b)           The stock options will vest over three years, provided Executive continues to be employed by the Company on each respective vesting date: one-fourth (1/4) upon the first day of employment, and an additional one-quarter (1/4) on the employment anniversary date for each of the next three years.

(c)           The stock option will be subject to the terms of the Company’s 2006 Equity Incentive Plan (as amended and restated effective April 29, 2008 and as may be amended from time-to-time) and standard stock option agreement.

(d)           The vesting of stock options shall accelerate by one (1) year if the Executive is terminated by the Company without Cause or if Executive resigns his employment for Good Reason.  Executive’s right to exercise vested stock options shall continue for a period of twelve months from the date of such termination or resignation for Good Reason.

(e)           The stock options shall vest upon the occurrence of a “Change in Control” and the right to exercise such vested stock options shall continue for a period of twelve months from the date of such Change of Control.  “Change of Control” means:  (i) the acquisition by a person, or persons acting as a group, of 50% or more of the outstanding voting stock of the Company; (ii) the disposal of all or substantially all of the Company’s assets or business through a sale, lease or otherwise; (iii) the merger of the Company with or into another person where the Company is not the surviving person; (iv) any reverse merger in which the shareholders of the Company prior to the merger do not own at least 50% of the post-merger entity; or (v) a change in the board of directors in any two year period wherein a majority of the directors have been elected without the approval of a least two-thirds of the directors in office at the beginning of such period.

2.3  Bonus. Executive shall be eligible to participate in the bonus program established by the Cleveland BioLabs Executive Compensation Program, subject to the terms and conditions of that program, as revised from time to time.  For the fiscal year ending December 31, 2013, Executive will be eligible to participate in such bonus program on a prorated basis, and Executive’s bonus will be measured against the Company’s achievement of (1) stock performance milestones, (2) scientific milestones, (3) business milestones, (4) financial milestones, and (5) corporate governance, each of which will be weighted by the Compensation Committee.

2.4  Compensation After Termination.

(a)  If Executive is terminated by the Company for Cause or resigns, then the Company shall have no further obligations hereunder or otherwise with respect to Executive’s employment hereunder from and after the date of said termination (except payment of the Base Salary and other amounts owed to Executive for reimbursable business expenses accrued through the date of said termination), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

(b)  If Executive is terminated by the Company without Cause or if Executive resigns his employment for Good Reason, Executive shall be entitled to receive as severance pay an amount equal to the Base Salary that would otherwise have been payable if Executive continued his employment hereunder, for a six (6) month period, payable in accordance with the Company’s payroll policies, reduced by the amount of compensation earned by Executive at other employment, provided, Executive signs a general release agreement in a form to be provided by the Company. The Company shall have no other obligations hereunder or otherwise with respect to Executive’s employment from and after the termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

(c)  If Executive is terminated due to Permanent Disability or death, Executive or Executive’s estate, as the case may be, shall be entitled to receive as severance pay an amount equal to the Base Salary that would otherwise have been payable if Executive continued his employment hereunder for the period that otherwise would be remaining in the Term (without any further adjustment as described in Section 2.1), payable in accordance with the Company’s payroll policies, provided, Executive or his estate signs a general release agreement in a form to be provided by the Company. Notwithstanding the foregoing, in the event Executive is Permanently Disabled or dies as a result of, or in the conduct of, his employment activities hereunder, then Executive or Executive’s estate, as the case may be, shall be entitled to receive severance pay in an amount equal to the Base Salary that would otherwise have been payable if Executive continued his employment hereunder (without any further adjustment as described in Section 2.1) for a period of not less than eighteen (18) months, payable in accordance with the Company’s payroll policies, provided, Executive or his estate signs a general release agreement in a form to be provided by the Company. The Company shall have no other obligations hereunder or otherwise with respect to Executive’s employment from and after the termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

2.5  Profit Sharing, Pension and Salary Deferral Benefits. It is understood by the parties to this Agreement that, during the Term, Executive shall be entitled to participate in or accrue benefits under any pension, salary deferral or profit sharing plan now existing or hereafter created for employees of the Company upon terms and conditions equivalent to those which the Company may provide for other key management employees.

2.6  Fringe Benefits and Expenses During the Term.

(a)  Executive shall be eligible to participate in any benefit plans maintained by the Company for its key management employees from time to time, including, without limitation, group life, disability and medical insurance in accordance with such plans as from time to time in effect and applicable to key management employees of the Company.

(b)  Executive shall be entitled to twenty (20) days paid vacation per year for the first year and each year thereafter, earned pro rata during his employment, to be taken at such times as may be approved by the Board or its authorized designees. The maximum vacation pay that may accrue is six (6) weeks (“Vacation Cap”). When Executive accrues six (6) weeks of vacation, no further vacation will accrue until he uses vacation time and reduces the accrued vacation time below the vacation cap. He will then accrue vacation time until the vacation cap of six (6) weeks is reached.

(c)  The Company shall provide Executive sick days on substantially the same terms as offered to other key management employees.

(d)  The Company shall reimburse Executive for all ordinary, necessary and reasonable travel and other business expenses incurred by him in connection with the performance of his duties hereunder, in accordance with the Company’s policy. Such reimbursement shall be made upon presentation of itemized expense statements and such other supporting documentation as the Company may reasonably require.

2.6  Taxes, Etc. All compensation payable to Executive hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.

3.  Confidentiality.

3.1  Company Information. Executive agrees at all times during the term of his employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. Executive understands that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Executive further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

3.2  Former Employer Information. Executive agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

3.3  Third Party Information. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

4.  Inventions.

4.1  Inventions Retained and Licensed. Executive has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made prior to his employment with the Company (collectively referred to as “Prior Inventions”), which belong to Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions. If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or service a Prior Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modified use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

4.2  Assignment of Inventions. Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive am in the employ of the Company (collectively referred to as “Inventions”). Executive further acknowledges that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to him as a result of the Company’s efforts to commercialize or market any such invention.

4.3  Inventions Assigned to the United States. Executive agrees to assign to the United States government all his right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

4.4  Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

4.5  Patent and Copy Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him.

5.  Conflicting Employment. Executive agrees that, during the term of his employment with the Company, Executive will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of his employment, nor will Executive engage in any other activities that conflict with his obligations to the Company, unless written consent is given by the Board of Directors of the Company.

6.  Returning Company Documents. Executive agrees that, at the time of leaving the employ of the Company or at any time the Company requests, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to his employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 4.4. In the event of the termination of Executive’s employment, Executive agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

7.  Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive hereby grants consent to notification by the Company to his new employer about his rights and obligations under this Agreement.

8.  Solicitation of Employees. Executive agrees that for a period of twelve (12) months immediately following the termination of his relationship with the Company for any reason, whether with or without cause, Executive shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for himself or for any other person or entity.  This restriction shall apply only to those employees of the Company with whom Executive came into contact or about whom Executive learned Confidential Information during the last two (2) years of his employment with the Company.

9.  Non-Competition. Executive agrees that during the period of employment and for a period of two (2) years immediately following the termination of his relationship with the Company for any reason, whether with or without cause, Executive shall not directly or indirectly own, manage, operate, consult or to be employed in a business substantially similar to (as defined by the Company’s therapeutic area and core technology), or competitive with, the Business of the Company and its successors and assigns or such other business activity in which the Company and its successors and assigns may substantially engage during the Term.  In recognition of the national nature of the Company’s Business, which includes the sale of its products and services nationwide, this restriction shall apply throughout the United States.

10.  Conflict of Interest Guidelines. Executive agrees to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

11.  Representations. Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Executive represent that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive hereby represent and warrant that Executive have not entered into, and Executive will not enter into, any oral or written agreement in conflict herewith.

12.  Policy Manual. Executive agrees that he is responsible for knowing the contents of the Company’s Policy Manual, the contents of which may be modified or eliminated at any time.

13.           Enforcement . Executive acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the Confidential Information and Trade Secrets, business and goodwill of the Company, and that any breach of this Agreement will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief.  Accordingly, in the event of any breach or anticipatory breach of this Agreement by Executive, or Executive’s claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the parties agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity:  (a) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (b) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company to defend or enforce the provisions of this Agreement.

14.           Governing Law and Choice of Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions.  The parties being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, the parties agree that any action or proceeding with respect to this Agreement and Executive’s employment shall be brought exclusively in the Supreme Court of the State of New York, Erie County, or in the United States District Court for the Western District of New York, or in any other court of competent jurisdiction sitting in the State of New York, Erie County, and the parties agree to the personal jurisdiction thereof.  The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum.  The parties recognize that, should any dispute or controversy arising from or relating to this agreement be submitted for adjudication to any court, arbitration panel or other third party, the preservation of the secrecy of Confidential Information or Trade Secrets may be jeopardized.  Consequently, the parties agree that all issues of fact shall be tried without a jury.

14.  Miscellaneous.

14.1  Income Tax Treatment. Executive and the Company acknowledge that it is the intention of the Company to deduct all amounts paid under Section 2 hereof as ordinary and necessary business expenses for income tax purposes. Executive agrees and represents that he will treat all amounts paid hereunder as ordinary income (except for expense reimbursement) for income tax purposes.

14.2  Assignment.  This Agreement shall be binding upon Executive, Executive’s heirs, executors and administrators, and upon the Company, and its successors and assigns, and shall inure to the benefit of the Company, and its successors and assigns.  This Agreement may not be assigned by Executive.  This Agreement may be enforced by the Company’s successors and assigns.

14.3  Severability.  The Parties agree they have attempted to limit the scope of the post-employment restrictions contained herein to the extent necessary to protect the Company’s Confidential Information and Trade Secrets, client relationships and good will.  It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable laws and public policies.  Employee agrees that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable laws and public policies.  Accordingly, if any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

14.4  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

14.5  Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

14.6  Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iii) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to the addresses indicated below:

To the Company:	Cleveland BioLabs, Inc.
73 High Street
Buffalo, NY 14203
Attention: Chief Executive Officer
Facsimile: (716) 849-6820

with a copy to:	Cooley LLP
500 Boylston Street
Boston, MA 02116
Attention: Marc Recht
Facsimile: (617) 937-2400

To Executive:	[Intentionally Omitted]

with a copy to:	__________________________
__________________________
__________________________
Attention:__________________
Facsimile: _________________

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three days after the date of mailing if sent by certified or registered mail, (y) one day after the date of delivery to the overnight courier if sent by overnight courier or (z) the next business day after the date of transmittal by telecopy.

14.7  Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.

14.8  Entire Agreement. Except as otherwise expressly set forth herein, this Agreement sets forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof.

14.9  No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

14.10  Amendment and Waivers.  The failure of either the Company or Executive, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of the same or any other right, power, or privilege in any other instance.  Any waiver by the Company or by Executive must be in writing and signed by either Executive, if Executive is seeking to waive any of his rights under this Agreement, or by the President of the Company, if the Company is seeking to waive any of its rights under this Agreement.  No modification of this Agreement shall be valid unless made in a writing signed by both parties hereto, wherein specific reference is made to this Agreement.

14.11           Section 409 A.

(a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall, to the extent practicable, be construed in accordance therewith. Accordingly, notwithstanding anything in this Agreement to the contrary, if the Company determines that Executive is a "specified employee" (as defined in Code Section 409A(a)(2)(B)(i)) at the time of his or her Separation from Service (as defined under Section 409A) and any amount payable to Executive under this Agreement is a deferral of compensation subject to the additional tax described in Code Section 409A(a)(1)(B) and would be considered a payment upon Executive’s Separation from Service, then notwithstanding anything in this Agreement to the contrary, such amount shall not be paid before the date that is the earlier of (i) six (6) months and one (1) day after Executive’s Separation from Service or (ii) Executive’s death (the "Delay Period"). Upon the expiration of the Delay Period, the initial payment following the Delay Period shall include a lump sum payment equal to those payments that otherwise would have been paid if the delay had not applied, and any remaining payments due shall be payable in accordance with their original payment schedule.

(b) If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Section 409A (including, but not limited to, the additional tax described in Code Section 409A(a)(1)(B)), then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it (i) is exempt from, or compliant with, the requirements of Section 409A and (ii) preserves as nearly as possible the original intent and economic effect of the affected provisions.

Date: April 4, 2013

Signatures
By: /s/ Dr. Jean Viallet Dr. Jean Viallet	CLEVELAND BIOLABS, INC. /s/ Yakov Kogan, Ph.D. By: Yakov Kogan, Ph.D. Its: Chief Executive Officer

Exhibit A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

Methods for treating arthritis using triheterocyclic compounds	Priority Date: Feb 22, 2005	US PZ 60/655,588 and all patents filed worldwide claiming priority thereto

Methods for treating or preventing anemia or thrombocytopenia using a triheterocyclic compound	Priority Date: July 6, 2006	US PZ 60/818,781 and all patents filed worldwide claiming priority thereto

Methods for treating cancer	Priority Date: May 30, 2003	US PZ 60/474,741 and all patents filed worldwide claiming priority thereto

____No inventions or improvements

____Additional Sheets Attached

Signature of Executive: /s/ Dr. Jean Viallet

Print Name of Executive: Dr. Jean Viallet

Date: 04-04-2013

Exhibit B

CLEVELAND BIOLABS, INC.
TERMINATION CERTIFICATION

This is to certify that the undersigned does not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Cleveland BioLabs, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

I further agree that for two (2) years from this date I will not directly or indirectly own, manage, operate, consult or to be employed in a business substantially similar to, or competitive with, the present business of the Company and its successors and assigns or such other business activity in which the Company and its successors and assigns may substantially engage during the term of employment

Date: ___________________
(Employee’s Signature) __________________________

_____________________________ (Type/Print Employee’s Name)

Exhibit C

CLEVELAND BIOLABS, INC.
CONFLICT OF INTEREST GUIDELINES

It is the policy of Cleveland BioLabs, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1.  Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment Agreement elaborates on this principle and is a binding agreement.)

2.  Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.  Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.  Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.  Initiating or approving any form of personal or social harassment of employees.

6.  Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.  Borrowing from or lending to employees customers or suppliers.

8.  Acquiring real estate of interest to the Company.

9.  Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.